UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2012

KADANT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11406	52-1762325
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Technology Park Drive
Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

(978) 776-2000
Registrant's telephone number, including area code

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

KADANT INC.

Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2012, Kadant Inc., a Delaware corporation (“Kadant”), entered into a five-year unsecured revolving credit facility (“Credit Agreement”) in the aggregate principal amount of up to $100 million, of which $5 million is subject to future joinder by a foreign bank. The Credit Agreement also includes an uncommitted unsecured incremental borrowing facility of up to an additional $50 million. The Credit Agreement was arranged by RBS Citizens, N.A. and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and Wells Fargo Bank, N.A., as Syndication Agent. The Credit Agreement is among Kadant, as Borrower, the Foreign Subsidiary Borrowers from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto, and RBS Citizens, N.A., as Administrative Agent and Multi-Currency Administrative Agent. Kadant can borrow up to $100 million under the Credit Agreement.  The principal on any borrowings made under the Credit Agreement is due on August 3, 2017. Interest on any loans outstanding under the 2012 Credit Agreement accrues and is payable quarterly in arrears at one of the following rates selected by the Company: (i) the higher of (a) the Federal Funds Rate in effect on such day plus 0.50% plus an applicable margin of 0 to 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by RBS Citizens as its “prime rate” plus an applicable margin of 0 to 1%, and (c) the Eurocurrency Rate for Eurocurrency Loans denominated in dollars with an interest period of 30 days on such day plus 0.50% plus an applicable margin of 0 to 1% or (ii) a Eurocurrency Rate plus an applicable margin of 1 to 2%. The applicable margin is determined based upon the Company’s total debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio.

Contemporaneously with the execution of the Credit Agreement, Kadant borrowed $5 million under the Credit Agreement and applied the proceeds to pay off its existing outstanding debt under its former credit agreement entered into on February 13, 2008 (as amended to date, the “Former Credit Agreement”), which was then terminated. Upon the termination of the Former Credit Agreement, all ancillary documents related to the Former Credit Agreement also terminated, including the joinder and guarantee agreements entered into by foreign subsidiary borrowers and certain domestic subsidiaries of Kadant.

The obligations of Kadant under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default including without limitation payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to such matters as the Employment Retirement Income Security Act (ERISA), unsatisfied judgments, the failure to pay certain indebtedness, and a change of control default. In addition, the Credit Agreement contains negative covenants applicable to Kadant and its subsidiaries including financial covenants requiring Kadant to comply with a maximum consolidated leverage ratio of 3.5 to 1, a maximum annual capital expenditure of $25 million, and a minimum consolidated interest charge coverage ratio of 3 to 1, and restrictions on liens, indebtedness, fundamental changes, dispositions of property, making certain restricted payments (including dividends and stock repurchases), investments, transactions with affiliates, sale and leaseback transactions, swap agreements, changing its fiscal year, arrangements affecting subsidiary distributions, entering into new lines of business, and certain actions related to the discontinued operation.

The loans under the Credit Agreement are guaranteed by certain domestic subsidiaries of Kadant pursuant to the Guarantee Agreement effective as of August 3, 2012 in favor of RBS Citizens, N.A., as agent on behalf of the lenders.

The foregoing description of the Credit Agreement and Guarantee Agreement does not purport to be a complete statement of the parties’ rights under the agreements and is qualified in its entirety by reference to the full text of the agreements which will be filed as exhibits to Kadant’s quarterly report on Form 10-Q for the second fiscal quarter ended June 30, 2012.

Contemporaneously with the execution of the Credit Agreement, Kadant amended its uncommitted $100 million Multi-currency Note Purchase and Private Shelf Agreement ("Agreement") with Prudential Capital Group, an institutional investment business of Prudential Financial Inc. dated August 8, 2011. Under the terms of the Agreement, Kadant can authorize, subject to acceptance by Prudential Capital Group, the issuance of senior unsecured promissory notes in the aggregate principal amount of up to $100 million (including up to the equivalent of $75 million in other currencies) for terms not to exceed twelve years. Covenants and certain restrictions in the Agreement have been amended to conform to the terms of the Credit Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Credit Agreement and Guarantee Agreement is incorporated herein in its entirety.

Item 3.03  Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 above with respect to certain restrictions on the payment of dividends under the Credit Agreement is incorporated herein by reference.

KADANT INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KADANT INC.

Date: August 3, 2012	By	/s/ Thomas M. O’Brien
Thomas M. O’Brien Executive Vice President and Chief Financial Officer